                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Of The Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  SAFEWAY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

SAFEWAY

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the Sheraton Portland Airport Hotel, 8235 N.E. Airport Way, Portland, Oregon on Tuesday, May 13, 1997 at 10:30 a.m. for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

     2. To consider and vote upon one stockholder proposal requesting the Board of Directors to take the necessary steps to provide for cumulative voting, which proposal is opposed by the Board of Directors;

     3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1997; and

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 18, 1997 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the Company's hiring office located at 5432 S.E. 82nd, Portland, Oregon.

     Whether or not you plan to attend the meeting in person, in order to ensure your representation, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          MICHAEL C. ROSS
                                          Secretary
Pleasanton, California
Dated: March 24, 1997

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the Sheraton Portland Airport Hotel, 8235 N.E. Airport Way, Portland, Oregon on Tuesday, May 13, 1997, at 10:30 a.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on March 28, 1997.

     Only stockholders of record at the close of business on March 18, 1997 will be entitled to vote at the meeting. At the close of business on March 18, 1997 there were outstanding 222,140,287 shares of the Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign, date and return each to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. In accordance with the Company's Bylaws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telegraph and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The nominees named below are currently directors of the Company and each was elected by the stockholders. The Board of Directors recommends the three nominees for election as directors. The three directors will hold office for a three-year term ending at the Annual Meeting in 2000 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, his name, age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

                                 1997 NOMINEES

     JAMES H. GREENE, JR., age 46, has been a member of the Board of Directors since December 17, 1987. Mr. Greene is a General Partner of KKR Associates, L.P. ("KKR Associates") and was a General Partner of Kohlberg Kravis Roberts & Co. ("KKR") from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR, and he has been an executive of KKR during the last five years. Mr. Greene is also a director of Bruno's, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Union Texas Petroleum Holdings, Inc. and The Vons Companies, Inc. ("Vons").

     PAUL HAZEN, age 55, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has served as President and Chief Operating Officer and director of Wells Fargo & Co. and its principal subsidiary, Wells Fargo Bank, National Association, since 1984 and was elected Chairman and Chief Executive Officer in January 1995. Mr. Hazen is also a director of Phelps Dodge Corporation and AirTouch Communications, Inc.

     HENRY R. KRAVIS, age 53, has been a member of the Board of Directors since November 26, 1986. Mr. Kravis is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Kravis is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Flagstar Companies, Inc., Flagstar Corporation, The Gillette Company, IDEX Corporation, K-III Communications Corporation., Merit Behavioral Care Corporation, Newsquest Capital, PLC, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Sotheby's Holdings, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

                              CONTINUING DIRECTORS

     STEVEN A. BURD, age 47, has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992. He was first elected to the Board of Directors on September 7, 1993. Previously, he was the sole owner of Burd & Associates, a management consulting firm. Mr. Burd is a director of Vons.

     SAM GINN, age 59, has been a member of the Board of Directors since January 15, 1991. Mr. Ginn has served as Chairman of the Board and Chief Executive Officer of AirTouch Communications, Inc., formerly PacTel Corporation, since December 1993. From 1988 until that time, Mr. Ginn served as Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group. Mr. Ginn is also a director of Chevron Corporation, Hewlett-Packard Company and Transamerica Corporation.

     ROBERT I. MACDONNELL, age 59, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is a General Partner of KKR Associates and was a General Partner of KKR until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. MacDonnell is also a director of AutoZone, Inc., Owens-Illinois, Inc., Owens-Illinois Group, Inc. and Vons.

     PETER A. MAGOWAN, age 54, has served as Chairman of the Board of Directors since November 26, 1986. He served as Chief Executive Officer of the Company from November 26, 1986 to April 30, 1993 and served as President of the Company from March 27, 1988 to October 26, 1992. From December 1979 to November 26, 1986, Mr. Magowan served as Chairman of the Board and Chief Executive Officer of the Company's predecessor, Safeway Stores, Incorporated, a Maryland corporation. Mr. Magowan is also a director of Caterpillar, Inc., Chrysler Corporation and Vons. Mr. Magowan is Managing General Partner and President of the San Francisco Giants.

     GEORGE R. ROBERTS, age 53, has been a member of the Board of Directors since July 1986. Mr. Roberts is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Roberts is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation., Merit Behavioral Care Corporation, Newquest Capital, PLC, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     MICHAEL T. TOKARZ, age 47, has been a member of the Board of Directors since December 17, 1987. Mr. Tokarz was a General Partner of KKR from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR, and he has been an executive of KKR during the last five years. Mr. Tokarz is also a director of Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation and Walter Industries, Inc.

     Mr. Roberts and Mr. Kravis are first cousins. Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Burd, Ginn and MacDonnell are in the class of directors whose term will expire in 1998.

     Messrs. Magowan, Roberts and Tokarz are in the class of directors whose term will expire in 1999.

     Under Securities Purchase Agreements dated August 11, 1986, as amended December 1, 1987, each of two partnerships which are the principal stockholders of Safeway and which are affiliated with KKR has the right, so long as either owns any shares of the Common Stock, to elect at least one director to Safeway's Board of Directors in order to substantially participate in and substantially influence the conduct of the management of Safeway and its business. See "Beneficial Ownership of Securities."

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 18, 1997 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) the Company's Chief Executive Officer, (iii) each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1996, (iv) all executive officers and directors of Safeway as a group and (v) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, SSI Equity Associates, L.P. and SSI Partners, L.P. is 9 West 57th Street, New York, New York 10019. See "Certain Relationships and Transactions" for certain information concerning the Company's pending acquisition of Vons and related transactions in the Common Stock involving KKR Associates, SSI Equity Associates, L.P. and certain of the directors named below.

                                                      NUMBER OF SHARES
                                                        BENEFICIALLY           PERCENTAGE OF
                  NAME OF BENEFICIAL OWNER                OWNED(1)               CLASS(1)
        --------------------------------------------- ----------------         -------------
        KKR Associates, L.P.(2)......................    109,232,263                49.2%
          James H. Greene, Jr.(3)....................         35,000                   *
          Henry R. Kravis(4).........................             --
          Robert I. MacDonnell(5)....................             --
          George R. Roberts(6).......................             --
          Michael T. Tokarz..........................         10,000                   *
        SSI Equity Associates, L.P.(7)...............     23,405,953                 9.5
        Sam Ginn(8)..................................         85,412                   *
        Paul Hazen(8)................................         85,412                   *
        Peter A. Magowan(9)..........................      2,253,796                 1.0
        Steven A. Burd(9)............................      1,444,429                   *
        Kenneth W. Oder(9)(10).......................        921,072                   *
        Julian C. Day(9).............................        281,178                   *
        E. Richard Jones(9)(11)......................        770,926                   *
        Michael C. Ross(9)...........................        311,850                   *
        All executive officers and directors as a
          group (16 persons, excluding Messrs.
          Greene, Kravis, Roberts, MacDonnell and
          Tokarz)(9).................................      7,280,305                 3.2
        FMR Corp(12).................................     12,946,400                 5.8

---------------

 *  Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) The shares are owned of record by SSI Associates, L.P. and KKR Partners II, L.P., the sole general partner of each of which is KKR Associates, a New York limited partnership. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares. Messrs. Greene, Kravis, MacDonnell, Roberts, Tokarz, Edward A. Gilhuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins and Scott Stuart, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of Safeway's Board of Directors.

 (3) Represents shares owned jointly by Mr. Greene and his wife. Does not include 10,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 6,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (4) Does not include 400,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in such shares.

 (5) Does not include 60,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (6) Does not include 60,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in such shares. Does not include 400,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (7) SSI Equity Associates, L.P. is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, L.P., in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates, L.P. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, L.P., may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, L.P., but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (8) Includes 64,578 shares issuable upon exercise of stock options.

 (9) Includes shares issuable upon exercise of stock options as follows: Mr. Magowan, 870,000; Mr. Burd, 1,300,000; Mr. Oder, 865,000; Mr. Day, 245,000;
     Mr. Jones, 237,500; Mr. Ross, 285,000; and all executive officers and directors as a group, 4,813,166. Does not include shares issuable upon exercise of stock options which are not vested.

(10) Does not include 2,568 shares held by Mr. Oder as trustee of irrevocable trusts created by Mr. Burd for the benefit of his children. As trustee, Mr. Oder has the authority to vote and dispose of the shares, but has no economic interest in such shares.

(11) Does not include 10,000 shares held by Mr. Jones as trustee for the benefit of his children, as to which shares Mr. Jones disclaims any beneficial ownership.

(12) All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail Johnson on February 13, 1997 (the "Schedule 13G"). According to the Schedule 13G, (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 11,894,100 of such shares as a result of acting as investment adviser to various investment companies, (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 689,800 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Fidelity International Limited is the beneficial owner of 362,500 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, (iv) FMR Corp., Edward C. Johnson 3d and Abigail Johnson each has sole dispositive power over all of such shares and (v) FMR has sole voting power over 607,600 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held four regular meetings and five special meetings in fiscal 1996. Each director, except Messrs. Greene, Kravis and Tokarz, attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the

Board or committee. The Board of Directors has established the following standing committees: Audit Committee, Compensation and Stock Option Committee and Section 162(m) Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chairman; Sam Ginn. As directed by the Board, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. During fiscal 1996 the Audit Committee held three meetings.

     Compensation and Stock Option Committee: Sam Ginn, Chairman; James H. Greene, Jr., Paul Hazen and Robert I. MacDonnell. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 1996 the Compensation and Stock Option Committee held two meetings.

     Section 162(m) Committee: Sam Ginn, Chairman; Paul Hazen. The functions of the committee are to approve grants of stock options to executive officers; establish performance goals with respect to performance-based compensation for executive officers; certify whether performance goals have been met before performance-based compensation is made to executive officers; and perform any other action required to be performed, pursuant to Section 162(m) of the Internal Revenue Code of 1986, by a committee of "outside directors." During fiscal 1996, the Section 162(m) Committee did not hold any meetings.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $40,000. See "Compensation Committee Interlocks and Insider Participation" for a description of fees paid to KKR by the Company for management, consulting and financial services.

     The Outside Director Equity Purchase Plan (the "Director Plan") generally provides for the grant to "Outside Directors" (as defined in the Director Plan) of options to purchase shares of Common Stock of the Company and requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. Pursuant to the Director Plan, each Outside Director shall be granted, on the later to occur of (a) the adoption of the Director Plan by the Board, or (b) such Outside Director's appointment to the Board, an option to purchase the number of shares of Common Stock equal to $150,000 (increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board) divided by the Purchase Price (defined as $4.80 for Outside Directors eligible to be granted options as of the date of adoption of the Director Plan by the Board, and 80% of the fair market value of a share of Common Stock on the date of grant for all other initial grants). The foregoing option grants are conditioned on the purchase by such Outside Director of shares of Common Stock as set forth in the Director Plan. Mr. Ginn and Mr. Hazen each has purchased 20,834 shares of Common Stock. In connection with such purchases, Mr. Ginn and Mr. Hazen each delivered to Safeway a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. In addition, pursuant to the Director Plan, each Outside Director shall be granted, on the later to occur of (i) May 9, 1995 (the adoption of the First Amendment to the Director Plan by the Board) or (ii) the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 50,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant.

     Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of the director's compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     In December 1996, the Company and Vons entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Vons will be merged into a subsidiary of the Company (the "Merger") and each share of common stock of Vons outstanding immediately prior to the effective time of the Merger (other than shares owned directly or indirectly by the Company) will be converted into the right to receive 1.425 shares of Common Stock. In connection with the Merger, the Company entered into an Amended and Restated Stock Purchase Agreement (the "Repurchase Agreement") in January 1997 with SSI Associates, L.P., an affiliate of KKR, for the repurchase (the "Repurchase") by the Company of 32 million shares of Common Stock for $1.376 billion ($43 per share). Messrs. Greene, Kravis, MacDonnell, Roberts and Tokarz are members of the limited liability company which serves as the general partner of KKR. SSI Associates, L.P. has the right to assign to SSI Equity Associates, L.P. and/or KKR Partners II, L.P. a portion of its rights and obligations under the Repurchase Agreement. Following the Merger and after giving effect to the Repurchase, SSI Associates, L.P. and KKR Partners II, L.P. will collectively own approximately 33% of the outstanding Common Stock.

     Also in connection with the Merger, the Company will offer to replace, at the effective time of the Merger, all outstanding Vons stock options granted to its outside directors with replacement options to purchase Common Stock ("Replacement Options"). Each Replacement Option will represent the right to purchase, on substantially the same terms and conditions as were applicable under the Vons stock option being replaced, the number (rounded to the nearest whole number) of shares of Common Stock as such holder of such Vons stock option would have been entitled to receive pursuant to the Merger had such holder exercised such Vons stock option in full immediately prior to the effective time of the Merger (not taking into account whether such Vons stock option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Vons common stock otherwise purchasable pursuant to such Vons stock option divided by (y) the number of shares of Common Stock purchasable pursuant to such Replacement Option. Each Replacement Option will be fully exercisable regardless of whether the Vons stock option was exercisable prior to the effective time of the Merger. The Replacement Options, like the Vons stock options, generally will be exercisable until three months after resignation (or one year in the case of a director who is over 60 years old). Messrs. Burd, Greene, MacDonnell and Magowan are directors of Vons and will receive in connection with the Merger Replacement Options representing the right to purchase shares of Common Stock as follows: Mr. Burd, 41,131 shares; Mr. Greene, 37,199 shares; Mr. MacDonnell, 42,750 shares; and Mr. Magowan, 42,750 shares. The Replacement Options will be fully exercisable.

     In September and December 1996, the Company acquired a total of 13.8% of the limited partnership interests in SSI Equity Associates, L.P. for $126.5 million. Safeway acquired the interests, using bank borrowings, from parties unrelated to Safeway or any of its affiliates. The purchase price of the interests was determined by arms'-length negotiations between the Company and the selling parties. SSI Equity Associates, L.P. is a limited partnership whose sole assets are warrants to purchase 23,405,953 shares of Common Stock at $1.00 per share. See "Beneficial Ownership of Securities." Messrs. Kravis, MacDonnell and Roberts, who are directors of the Company, are general partners of SSI Partners, L.P., which is the general partner of, and holds a one percent interest in, SSI Equity Associates, L.P.

     In 1996, Safeway made payments totaling approximately $190,000 for the direct or indirect benefit of the San Francisco Giants. Mr. Magowan, Chairman of the Board of the Company, is the Managing General Partner and President of the San Francisco Giants. Such payments were made in connection with advertising, promotional events and marketing programs involving the San Francisco Giants and Safeway.

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and has continued as Chairman of the Board of the Company. The Company employed Mr. Magowan at an annual salary of $737,500 until December 31, 1994, after which he has received and will continue to receive a monthly salary of $42,500 ($510,000 annually) until his retirement on April 30, 1997. Mr. Magowan will continue to receive insurance benefits, and he received a prorated bonus under the Company's operating performance and capital performance bonus programs with respect to the first four months of 1993. The Company paid Mr. Magowan $125,000 for 1993 and an additional $125,000 for 1994 with regard to operating performance and capital performance bonuses pertaining to his performance previous to 1993 under the Company's bonus programs. Upon retirement, Mr. Magowan will be entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and an additional $566,843 per year from the Company.

     From December 1986 through December 1989, certain members of management (the "Management Investors") purchased shares of Common Stock and/or acquired options to purchase an aggregate of 19,272,000 shares of Common Stock. The Management Investors paid $1.00 per share, and stock options held by the Management Investors are exercisable primarily at $1.00 per share. Each such Management Investor also entered into a subscription agreement with Safeway, pursuant to which all shares of Common Stock held by such Management Investor are subject to certain restrictions on transfer and certain repurchase rights and obligations under certain circumstances, primarily relating to such Management Investor's termination of employment.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange and the Pacific Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during fiscal 1996 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with, except that Melissa Plaisance filed one report late covering one transaction.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1996, 1995 and 1994 for the Chief Executive Officer and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1996.

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                             ------------
                                                             ANNUAL COMPENSATION                AWARDS
                                                     -----------------------------------     ------------
                                                                            OTHER ANNUAL      SECURITIES
           NAME AND PRINCIPAL                        SALARY      BONUS      COMPENSATION      UNDERLYING
                POSITION                   YEAR        ($)       ($)(A)         ($)           OPTIONS(#)
-----------------------------------------  -----     -------     ------     ------------     ------------
Steven A. Burd...........................  1996        650         715            --                  --
  President and CEO                        1995        650         706            --                  --
                                           1994        619         644            --           1,000,000

Kenneth W. Oder..........................  1996        425         425            --                  --
  Executive Vice President                 1995        420         420            --                  --
                                           1994        407         407            54(b)          500,000

Julian C. Day............................  1996        365         387            --                  --
  Executive Vice President                 1995        365         367            --                  --
  and CFO                                  1994        327         340            --             100,000

E. Richard Jones.........................  1996        358         393            --                  --
  Executive Vice President                 1995        358         373            --                  --
                                           1994        358         369            --                  --

Michael C. Ross..........................  1996        300         240            --                  --
  Senior Vice President,                   1995        297         238           103(c)               --
  Secretary & General                      1994        261         209            59(c)          100,000
  Counsel

---------------

(a) Represents the dollar value of the cash and stock bonuses earned by the named individual during the fiscal year indicated.

(b) Represents a transportation allowance paid to Mr. Oder.

(c) Represents amounts reimbursed to Mr. Ross for the payment of taxes on relocation expenses.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Ginn, Greene, Hazen and MacDonnell served as members of the Compensation and Stock Option Committee (the "Committee") of the Company's Board of Directors during fiscal 1996. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     Safeway holds an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA are Pacific Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which are no longer used in Safeway's retail grocery business. During 1996, the Company contributed to PDA 16 properties no longer used in the Company's retail grocery business which had an aggregate net book value of $8.4 million, and PRA made a corresponding capital contribution in cash to maintain its proportionate ownership interest in PDA. No gains or losses were recognized on these transactions in the financial statements. During 1996, Safeway paid PDA

$1.6 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. At year-end 1996, PDA held 220 properties which were recorded at an aggregate net book value of $126.3 million. The accounts of PDA are consolidated with those of the Company, and a minority interest of $25.1 million is included in accrued claims and other liabilities in the Company's consolidated balance sheet at year-end 1996.

     During fiscal 1996, the Company paid approximately $223,800 in rent to Carmel Valley Partners with respect to a lease for one of the Company's retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR. In addition, during fiscal 1996, the Company paid approximately $393,000 in rent and maintenance fees to PDA with respect to leases for three of the Company's retail grocery stores. The Company believes that the rates charged with respect to the foregoing leases were the same as or less than the rates that could be obtained from unrelated third parties.

     KKR provides management, consulting and financial services to Safeway for an annual management fee. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of Safeway, as needed from time to time. In 1996, the Company paid KKR a management fee of $1.35 million and reimbursed expenses in the amount of approximately $14,000.

     The Company received approximately $102,235 in charter fees from RIM Air, Inc. for the use of the Company's airplane during fiscal 1996. RIM Air, Inc. is a corporation one-half of which is owned by Mr. MacDonnell, a director of the Company. In addition, the Company received approximately $155,075 in charter fees from KKR, Mr. MacDonnell and Saul Fox (a former general partner of KKR Associates), for the use of the Company's airplane during fiscal 1996. The Company believes that the rates paid by RIM Air, Inc., KKR and Messrs. MacDonnell and Fox were at least the same as the rates that could be obtained from unrelated third parties.

     Messrs. Ginn and Hazen each purchased 20,834 shares of Common Stock of the Company in 1991 pursuant to the Director Plan which requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. In connection with such purchases, Messrs. Ginn and Hazen each delivered to the Company a full recourse note in the amount of $99,900. Each note matures in 2001 and bears interest at 8.87% per annum. Each of Messrs. Ginn and Hazen remained indebted to the Company for such amount (plus accrued interest) as of March 18, 1997.

                                   * * * * *

     The following Report of the Compensation and Stock Option Committee and of the Section 162(m) Committee and Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                     REPORT OF THE SECTION 162(M) COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation and Stock Option Committee, are (1) to base a significant portion (up to approximately 50%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and, subject to approval by the Section 162(m) Committee, award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 80% of the CEO's base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranges from 48% to 100%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock. Based on actual operating results in 1996, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 1996 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (a) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed.

     Stock option grants are considered periodically by the Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. All stock option grants to executive officers are subject to approval by the Section 162(m) Committee.

     The Committee believes that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the 1993 law in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that the Committee may approve compensation that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

                Compensation and
                  Stock Option Committee:         Section 162(m) Committee:
                     Sam Ginn                     Sam Ginn
                     James H. Greene, Jr.         Paul Hazen
                     Paul Hazen
                     Robert I. MacDonnell

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.

      Measurement Period
    (Fiscal Year Covered)           Safeway         S&P 500      Peer Group(a)
12/27/91                                100.00          100.00          100.00
12/31/92                                    72             111             103
12/31/93                                   118             122             100
12/30/94                                   177             124             108
12/28/95                                   286             170             135
12/31/96                                   475             211             179

---------------

(a) The peer group companies are: The Kroger Co., American Stores Co., Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc., Food Lion, Inc., The Vons Companies, Inc., Giant Food, Inc., Fred Meyer, Inc., The Penn Traffic Company, Smith's Food & Drug Centers, Inc. and Hannaford Bros. Co.

                    AGGREGATED OPTION EXERCISES DURING 1996
               FISCAL YEAR AND 1996 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1996 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1996.

                                                               NUMBER OF
                                                              SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING        IN-THE-MONEY OPTIONS
                                                          UNEXERCISED OPTIONS          AT 1996
                                 SHARES        VALUE      AT 1996 YEAR-END(#)      YEAR-END($)(B)
                               ACQUIRED ON    REALIZED       EXERCISABLE/           EXERCISABLE/
            NAME               EXERCISE(#)     ($)(A)        UNEXERCISABLE          UNEXERCISABLE
-----------------------------  -----------   ----------   -------------------   ---------------------
Steven A. Burd...............     90,000      3,864,375   1,150,000/1,300,000   39,875,000/41,062,500
Kenneth W. Oder..............         --             --       790,000/510,000   27,018,750/15,543,750
Julian C. Day................         --             --       225,000/275,000     7,189,688/8,554,063
E. Richard Jones.............    420,000     16,068,750        237,500/12,500       9,261,719/403,906
Michael C. Ross..............         --             --       210,000/290,000     7,068,750/9,593,750

---------------

(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 1996 year-end ($41.25 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are paid to executive officers under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan. The Retirement Restoration Plan, which became effective on January 1, 1994, provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid.

     The Employee Retirement Plan and the Retirement Restoration Plan (collectively, the "Retirement Plans") provide benefits under a formula based in part on years of service, age at retirement date, and the employee's highest 60-month average compensation out of the 120 consecutive months preceding retirement. Unreduced benefits under the formula are payable as early as age 62, and reduced early retirement benefits are available at ages 55 through 61.

     The following table illustrates the total estimated annual benefits payable as of December 28, 1996 from the Retirement Plans to persons in specified remuneration and years of credited service classifications. The benefits shown in the table are based on the Retirement Plans' final average earnings benefit formula, retirement at age 65, and payment in the form of a single life annuity.

                               PENSION PLAN TABLE

                ANNUAL FINAL                         YEARS OF CREDITED SERVICE UNDER PLANS
              AVERAGE EARNINGS                ----------------------------------------------------
               USED FOR PLANS                    15         20         25         30         35
--------------------------------------------  --------   --------   --------   --------   --------
$ 100,000...................................  $ 19,680   $ 26,240   $ 32,800   $ 39,360   $ 45,920
   200,000..................................    41,430     55,240     69,050     82,860     96,670
   300,000..................................    63,180     84,240    105,300    126,360    147,420
   400,000..................................    84,930    113,240    141,550    169,860    198,170
   500,000..................................   106,680    142,240    177,800    213,360    248,920
   600,000..................................   128,430    171,240    214,050    256,860    299,670
   800,000..................................   171,930    229,240    286,550    343,860    401,170
 1,000,000..................................   215,430    287,240    359,050    430,860    502,670
 1,500,000..................................   324,180    432,240    540,300    648,360    756,420

     Remuneration under the final average earnings formula illustrated in the foregoing table includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. Remuneration under this final average earnings formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person. Credited years of service as of December 28, 1996 under the final average earnings formula for the five individuals named in the Summary Compensation Table were: S. A. Burd, three; J. C. Day, two; E. R. Jones, 13; K. W. Oder, three; M.C. Ross, three.

     In addition to benefits provided under the final average earnings benefit formula, the Retirement Plans provide retirement benefits under an account balance feature. The normal form of benefit under this feature is a life annuity commencing at age 65, and early retirement benefits are available at ages 55 and greater. The annual account balance benefit at age 65 is equal to 12% of an employee's accumulated account balance. Additions to an employee's account balance are based on the employee's salary, exclusive of bonuses and other contingent or special pay, and interest in accordance with an interest index. Estimated annual retirement benefits under the account balance feature for the individuals named in the Summary Compensation Table are shown below, and assume a 6% annual interest index factor and no increases in salary.

                         NAME                    YEAR REACHING AGE 65   ESTIMATED ANNUAL BENEFIT
        ---------------------------------------  --------------------   ------------------------
        S. A. Burd.............................          2014                   $148,781
        J. C. Day..............................          2017                     96,700
        E. R. Jones............................          2009                     92,796
        K. W. Oder.............................          2012                     81,506
        M.C. Ross..............................          2013                     59,664

                                   PROPOSAL 2

                              STOCKHOLDER PROPOSAL

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 400 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

        RESOLVED: That the stockholders of Safeway Inc., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     The following statement was submitted in support of such resolution:

        REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting.

     If you AGREE, please mark your proxy FOR this resolution.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that this method is the fairest and is most likely to produce an effective Board which will represent the interests of all of the Company's stockholders. In addition, the Company's performance in recent years, including an average annual return to stockholders of over 60% since 1992, suggests that a change in the method of voting for directors is not necessary or desirable.

     In contrast, cumulative voting promotes special interest representation on the Board. This, in turn, can lead to factionalism and contention among directors, which could have a negative impact on the Company and its stockholders. Moreover, the proponent of this stockholder proposal has offered no evidence that cumulative voting produces a more qualified or effective board. In fact, the proponent has not expressed any concerns regarding the members of the Board or the effectiveness of the Board.

     Accordingly, the Company believes that the present method of voting best promotes the election of directors who will represent the interests of the stockholders as a whole and that there have been no valid reasons submitted for implementing cumulative voting.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 3

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 53-week fiscal year ending January 3, 1998. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. Neither the firm nor any of its partners has any direct financial interest or any indirect financial interest in the Company or any of its subsidiaries, other than as independent auditors. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 1998 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before November 28, 1997. The Company's Bylaws provide that stockholders desiring to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the proposing stockholder's name and record address, (iii) the class and number of shares of Company stock beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended December 28, 1996 is being mailed to all stockholders of record with this Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          MICHAEL C. ROSS
                                          Secretary

Dated: March 24, 1997

        Please mark your
X       votes as in this                                                    B283
        example.

------------------------------------------------------------------------------------------------------------------------------------
                    The Board of Directors recommends a vote AGAINST stockholder proposal 2 and FOR proposal 3.
------------------------------------------------------------------------------------------------------------------------------------
                        FOR          WITHHELD                                                        FOR        AGAINST     ABSTAIN
1. Election of                                       Nominees: James H.  2. Stockholder proposal
   Directors                                         Greene, Jr., Paul      on cumulative voting.
                                                     Hazen, Henry R.
                                                     Kravis
   For, except vote withheld for the following nominee(s):               3. Appointment of
                                                                            Deloitte & Touche LLP
                                                                            as independent
   -------------------------------------------------------                  auditors for fiscal year
                                                                            1997.
------------------------------------------------------------------------------------------------------------------------------------
                                                                         4. In accordance with the judgments of the proxies, upon
                                                                            such other business as may properly come before the
                                                                            meeting and at any and all adjournments thereof.

                                                                            MARK HERE
                                                                           FOR ADDRESS
                                                                           CHANGE AND
                                                                           NOTE AT LEFT

                                                                          Please date and sign exactly as name appears hereon. Joint owners should each sign. The full name or capacity of any
                                                                          person signing for a corporation, partnership, trust or
                                                                          estate should be indicated.


                                                                          ----------------------------------------------------------


                                                                          ----------------------------------------------------------
                                                                          SIGNATURE(S)                                  DATE


                                  SAFEWAY INC.
                 PROXY - For the Annual Meeting - May 13, 1997
P
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R
        The undersigned, having received the Notice of Meeting and Proxy
O Statement dated March 24, 1997, appoints Steven A. Burd and Michael C. Ross, and each or any of them as Proxies, with full power of
X substitution, to represent and vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of
Y Stockholders to be held at the Sheraton Portland Airport Hotel, 8235 N.E. Airport Way, Portland, Oregon on Tuesday, May 13, 1997, at 10:30 a.m. or at any and all adjournments thereof, with all powers which the undersigned would possess if personally present.

        THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED UNDER ITEM (1), "FOR" THE PROPOSAL DESCRIBED IN ITEM (3) AND "AGAINST" THE STOCKHOLDER PROPOSAL DESCRIBED IN ITEM (2), ALL OF SAID ITEMS BEING MORE FULLY DESCRIBED IN THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. IF ANY OF THE NAMED NOMINEES SHOULD BECOME UNAVAILABLE PRIOR TO THE ANNUAL MEETING, THE PROXY WILL BE VOTED FOR ANY SUBSTITUTE NOMINEE OR NOMINEES DESIGNATED BY THE BOARD OF DIRECTORS. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------